Exhibit 10.1

REAL ESTATE PURCHASE AGREEMENT

THIS AGREEMENT is made and entered this 15th day of April, 2005 (the “Effective Date”) by and between AVIS INVESTMENTS, INC., an Illinois corporation (hereinafter referred to as “PURCHASER”), and BIO-LOGIC SYSTEMS CORPORATION, a Delaware corporation (hereinafter referred to as “SELLER”).

RECITALS

A. Seller currently holds title to real estate and appurtenant rights located in Lake County Illinois, which real estate is legally described in Exhibit “A” attached hereto and made a part hereof (said real estate is hereinafter referred to as the “LAND”), which Land is commonly described as an approximately 14 acre unimproved parcel located south of Allanson Road, east of Route 45 in the Village of Mundelein, Illinois (hereinafter referred to as the “VILLAGE”), with PIN #11-31-200-010-0000 which affects the Land and other property. If a legal description is not available for the Land on the Effective Date, the parties shall amend this Agreement during the Investigation Period to attach the same as Exhibit “A” (and the Title Company shall revise the Title Commitment) when available from the surveyor and approved by Chicago Title Insurance Company, Purchaser and Seller.

B. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser the Land hereinafter described in Paragraph 1 below, in accordance with the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and the above recitals, which are by this reference incorporated herein, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

1. Agreement to Purchase. Subject to and in accordance with the terms and provisions hereof, Seller agrees to sell and Purchaser agrees to purchase the Land. The Land is sometimes referred to herein as the “Property.”

2. Purchase Price; Earnest Money.

A. The Purchase Price (hereinafter referred to as the “Purchase Price”) for the Property shall be TWO MILLION EIGHT HUNDRED TWENTY EIGHT THOUSAND AND FIVE HUNDRED and no/100 DOLLARS ($2,828,500.00).

In the event the Preliminary Plat Approval (as hereinafter defined), grants approval for over Ninety (90) attached single-family residences, then the Purchase Price will increase by FORTY TWO THOUSAND FIVE HUNDRED and no/100 DOLLARS ($42,500) per attached single-family residence approved over Ninety (90) attached single-family residences.

B. Purchaser agrees to pay the sum of TWENTY FIVE THOUSAND and no/100 DOLLARS ($25,000.00) as Earnest Money (hereinafter, together with such additional deposits described below, referred to as the “EARNEST MONEY”) within three (3) business days after the Effective Date. The Earnest Money shall be applied to the Purchase Price at the Closing, (as hereinafter defined). The Earnest Money shall be held by Chicago Title & Trust Company (hereinafter referred to as the “ESCROWEE”) for the mutual benefit of the parties hereto pursuant to a strict joint order escrow on Escrowee’s standard form as modified to conform to this Agreement (which the parties mutually agree to enter into within two (2) business days of the Effective Date) (hereinafter referred to as the “EARNEST MONEY ESCROW”) and the Earnest Money shall be invested in an interest bearing account at the request and direction of Purchaser, and all interest earned thereon shall be paid to Purchaser except as otherwise herein provided (all such interest is hereinafter referred to as the “Earnest Money Interest”). In the event that this Agreement is terminated by Purchaser on or before the expiration of the Inspection Period (as hereinafter defined), the Earnest Money and the Earnest Money Interest shall be paid to Purchaser.

C. In the event that this Agreement has not been terminated by Purchaser pursuant to the terms of this Agreement on or before the expiration of the Inspection Period, Purchaser shall deposit with Escrowee within three (3) business days after the expiration of the Inspection Period the additional sum of TWENTY FIVE THOUSAND and no/100 DOLLARS ($25,000.00) (the “First Additional Deposit”) as Earnest Money, whereupon the entire Earnest Money of FIFTY THOUSAND and no/100 DOLLARS ($50,000.00) shall immediately become nonrefundable. The nonrefundable Earnest Money will be held in the Earnest Money Escrow and will continue to be applicable to the Purchase Price at the Closing in accordance with the terms of this Agreement.

D. In the event that this Agreement has not been terminated by Purchaser pursuant to the terms of this Agreement on or before the expiration of the Inspection Period, on the date that is ONE HUNDRED EIGHTY DAYS (180) from the Effective Date, Purchaser shall deposit with Escrowee the additional sum of TWENTY FIVE THOUSAND and no/100 DOLLARS ($25,000.00) (the “Second Additional Deposit”) as Earnest Money. The nonrefundable Earnest Money will be held in the Earnest Money Escrow and will continue to be applicable to the Purchase Price at the Closing in accordance with the terms of this Agreement.

E. In the event that this Agreement has not been terminated by Purchaser pursuant to the terms of this Agreement on or before the expiration of the Inspection Period, Purchaser shall deposit with Escrowee within three (3) business days after receiving a signed ordinance granting Preliminary Plat and Engineering Approval for the subdivision of the Property from the Village (hereinafter referred as the “PRELIMINARY PLAT APPROVAL”), the additional sum of FIFTY THOUSAND and no/100 DOLLARS ($50,000.00) (the “Third Additional Deposit”) as Earnest Money. The nonrefundable Earnest Money will be held in the Earnest Money Escrow and will continue to be applicable to the Purchase Price at the Closing in accordance with the terms of this Agreement.

F. In the event that Purchaser fails to timely deposit the First Additional Deposit, Second Additional Deposit or Third Additional Deposit with Escrowee, Seller shall be entitled, as its sole remedy, to terminate this Agreement upon five (5) days written notice to Purchaser, if such breach or failure is not cured within such five (5) day period, and receive the Earnest Money then deposited with Escrowee as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of such Earnest Money is a reasonable estimate thereof.

3. Conveyance. Conveyance of title to the Land shall be by special warranty deed to Purchaser in recordable form, conveying fee simple title in to the Land, subject only to: (a) general real estate taxes not due and payable as of the date of the Closing; (b) acts of Purchaser and those parties acting through or for Purchaser; and (c) exceptions set forth on Exhibit “B” attached hereto and made a part (hereinafter collectively referred to as “Permitted Exceptions”).

4. Time of Closing.

A. The consummation of the transactions herein contemplated (hereinafter referred to as the “Closing”) shall take place on the earlier to occur of the following: (a) within sixty (60) days after Purchaser receives a signed ordinance from the Village granting Final Plat and Engineering Approval or (b) within five hundred forty (540) days after the Effective Date of this Agreement (hereinafter referred to as the “Closing Date”).

5. Closing Conference. The transaction herein contemplated shall be consummated through a so-called “New York Style” deed and money escrow (hereinafter referred to as the “Closing Conference”) to be held at the office of Chicago-Loop office of Chicago Title Insurance Company (said company is hereinafter referred to as the “Title Company”) on the Closing Date.

6. Documents to be Delivered.

A. Seller shall deliver to Purchaser within five (5) business days after the Effective Date copies of all surveys, studies, test reports, and environmental assessments relating to the Property that are within the Seller’s possession (hereinafter referred to as the “Existing Data”). Seller shall have no liability whatsoever to Purchaser in connection with the Existing Data under any circumstances and Purchaser acknowledges and agrees that the Existing Data is provided as a courtesy only, and Purchaser hereby releases Seller from any liability in connection therewith. If Purchaser terminates this Agreement for any reason, Purchaser agrees to immediately return to Seller all Existing Data which it received in connection herewith.

B. At the Closing, Seller shall deliver to Purchaser the following:

(1)	The instrument(s) of conveyance described in Paragraph 3 hereof;

(2)	The Title Policy (as hereinafter defined);

(3)	The FIRPTA Affidavit described in Paragraph 16 hereof;

(4)	Counterparts to a Closing Statement; and

(5)	The letter as to the non-applicability of the bulk sales reporting requirements of the Illinois Income Tax Act, or, if applicable, the documentation (in the form of a stop order or release) as is necessary to comply with the Illinois Income Tax Act, described in Paragraph 24 hereof, or an indemnity in form reasonably satisfactory to Purchaser.

C. Seller shall deliver to Purchaser within ten (10) business days after the Effective Date at Purchaser’s cost and expense:

(1)	A commitment (hereinafter referred to as the “Title Commitment”) to issue an ALTA Form B Owner’s Title Insurance Policy (hereinafter referred to as the “Title Policy”) issued by the Title Company in the amount of the Purchase Price, showing title to the Land and any and all appurtenant rights in Seller, naming Purchaser as the proposed insured, with title being subject only to the Permitted Exceptions, and the general and usual exceptions contained in the Title Commitment, with an endorsement waiving the creditor’s rights exception and with extended coverage over the general exceptions (and Seller agrees to extend Purchaser reasonable cooperation, without expense to Seller, as to Purchaser’s efforts to obtain additional endorsements). The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the Title Policy, subject to the exceptions therein stated. Purchaser shall, within thirty (30) days of its receipt of the Title Commitment (but not later than the expiration of the Inspection Period) (the “Title Examination Period”), provide written notice to Seller as to those title exceptions stated on the Commitment (other than the Permitted Exceptions) which would prevent or materially impair the intended development of the Property by Purchaser; a failure to provide such notice shall be deemed Purchaser’s acceptance of the Title Commitment. If Purchaser provides such notice, and Seller is unable or unwilling to cure or cause the Title Company to insure over the same within thirty (30) days of Seller’s receipt of Purchaser’s notice, Purchaser may terminate this Agreement upon written notice given to Seller on or before the expiration of the Inspection Period, whereupon the Earnest Money and the Earnest Money Interest shall be returned to Purchaser and the parties shall have no further obligations hereunder, except as expressly provided. A failure of Purchaser to so give notice to Seller on or before the expiration of the Inspection Period shall be deemed Purchaser’s acceptance of any such title exceptions and the Title Commitment. Purchaser shall not be required to object to mortgage liens, mechanics’ liens, judgment and tax liens, or any other liens or encumbrances of a definite and ascertainable amount that can be cured by the payment of a liquidated sum (“Monetary Liens”), it being understood and agreed that Seller shall be obligated to satisfy such Monetary Liens, or cause such Monetary Liens to be removed of record from title by bonding or otherwise in a manner reasonably acceptable to Purchaser by Closing in all instances.

D. Purchaser shall order and deliver to Seller within ninety (90) days of the Effective Date, at Purchaser’s sole cost and expense

(1)	AN ALTA Plat of Survey of the Land (hereinafter referred to as the “Survey”), prepared by a surveyor licensed by the State of Illinois, certified to Seller, Purchaser and the Title Company by such surveyor as being true, accurate and having been prepared in compliance with the “Minimum Standard Detail Requirements for Land Title Surveys” adopted by the American Land Title Association and American Congress of Surveying and Mapping 1988, meeting the requirements of a Class A Urban ALTA Survey, setting forth: (i) the legal description of the Land; (ii) the location of the Buildings, if any; (iii) all boundaries, courses and dimensions of the Land and Building; (iv) all easements, building lines, curb cuts, parking, loading areas, sewage, water, electricity, gas and other utility facilities (together with the recording information concerning the documents creating any such easements and building lines); (v) adjoining roads and rights-of-way and means of ingress and egress to and from the Land to a public road; (vi) the square footage of the Land; and (vii) flood certification in form approved by Purchaser’s counsel.

If Purchaser terminates the Agreement for any reason before the expiration of the Inspection Period other than due to a default by Seller or due to a title defect which cannot be cured by Seller and which would reasonably be likely to interfere with Purchaser’s use of the Property (provided that the existing zoning and subdivision of the Property or other covenants, conditions and restrictions of record relating to the existing permitted use of the Property shall not be deemed title defects for purposes of this paragraph), and has not ordered and delivered to Seller the ALTA Survey, then Ten Thousand Dollars ($10,000) of the Earnest Money will be nonrefundable to Purchaser in lieu of receipt of the Survey.

E. At the Closing, Purchaser shall deliver to Seller the following:

(1)	The Purchase Price, by wire transfer of federal funds, subject to the prorations and credits described in the provisions of this Agreement; and

(2)	Counterparts to a Closing Statement.

F. At or prior to the Closing, the parties shall jointly deliver and execute other documents reasonably necessary to effectuate the Closing, including transfer declarations, Gap Undertakings, ALTA Statements and a closing statement.

7. Inspection Period.

A. Notwithstanding anything in this Agreement to the contrary, if, for any reason whatsoever in Purchaser’s sole discretion, Purchaser is not satisfied with the condition of the Property, including but not limited to the environmental condition of the Land, and the financial feasibility of Purchaser’s proposed plans for the rezoning and development of same, then Purchaser shall have the right to terminate this Agreement by written notice given to Seller on or before 5:00 p.m. Central Standard Time on July 15, 2005 (the period of time from the date of this Agreement through and including the last date by which Purchaser may terminate this Agreement and obtain a refund of all of the Earnest Money is herein referred to as the “Inspection Period”). In the event that Purchaser terminates this Agreement pursuant to a written notice given in a timely manner to Seller as set forth herein, then the Earnest Money shall be refunded to Purchaser by the Escrowee in accordance with Paragraph 2.B hereof, and the Agreement shall be null and void, without further obligation of either party, except as expressly provided herein.

B. Purchaser, and its agents, representatives, employees, and contractors may, in Purchaser’s sole discretion and at Purchaser’s sole expense, during the Inspection Period, make any and all inspections, tests and investigations, including environmental, soil and engineering tests, and enter and inspect the Property. Purchaser understands and agrees that any on-site inspections or testing of the Property shall be conducted upon at least twenty-four (24) hours’ prior notice to Seller. Purchaser agrees to repair any damage to the Property arising out of or resulting from the inspection of the Property by Purchaser or its consultants or agents. Purchaser shall ensure that Purchaser’s consultants maintain public liability and property damage insurance in the amount of $2,000,000 and in form and substance adequate to insure against all liability of Purchaser and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller. Purchaser agrees to provide Seller with copies of all studies and reports which it obtains during the Inspection Period within five (5) business days after Purchaser’s receipt of same. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against all damages or liability, including injuries to or death of persons or damage to the Property, caused by the Purchaser and/or its agents, representatives, employees and contractors in performing said inspections and investigations at the Property during the Inspection Period and thereafter pursuant to Purchaser’s Right of Entry under subparagraph C below. Notwithstanding anything to the contrary contained herein, the covenants of Purchaser contained in this Paragraph 7.B shall survive the closing or earlier termination of this Agreement.

C. Notwithstanding anything to the contrary contained herein, after the expiration of the Inspection Period, provided that this Agreement has not been terminated, Purchaser, its agents, representatives, employees and contractors shall continue to have the right (upon reasonable prior verbal or written notice to Seller) to enter upon the Property and while thereon, continue to make surveys, take measurements, perform test borings (after taking proper precautions) including contacting the Joint Utility Locating and Information for Excavators (JULIE) for the location of any underground facilities, or other tests of surface and subsurface conditions, and make engineering, environmental and other studies and inspect the Land. Notwithstanding anything contained herein, nothing herein shall be deemed to expand or construed to expand any rights given by Seller to Purchaser hereunder, but the parties agree that Purchaser’s continued right of entry onto the Land after the expiration of the Inspection Period is granted as a courtesy.

D. In the event that Purchaser, upon Purchaser’s sole discretion, waives all the contingencies contained in this Agreement prior to the Closing Date, Purchaser shall give written notice of such waiver, and Seller shall be obligated to close this transaction on an accelerated date designated by Purchaser, but not less than thirty (30) days from the date of receipt by Seller of said written notice from Purchaser.

E. Purchaser acknowledges and agrees that: (1) the Property shall be transferred and conveyed to Purchaser at Closing in its “AS IS/WHERE IS” condition only, with all faults, including, but not limited to, any conditions described in the Existing Data; (2) upon the Closing

Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or environmental conditions, may not have been revealed by Purchaser’s inspections and investigations; (3) Purchaser has been responsible for its own investigation and “due diligence” as to the Property, for its own analysis of the merits and risks of Purchaser’s investment in the Property; (4) Purchaser fully understands the transaction contemplated by this Agreement and has such knowledge and experience in financial, business and real estate matters that it is capable of evaluating the merits and risks of the investment in the property, and Purchaser has fully reviewed the disclaimers and waivers set forth in this Agreement with its counsel and understands the significance and effect thereof; (5) Purchaser hereby releases Seller from all responsibility and liability to Purchaser as to the condition, valuation, or utility of the Property, or its suitability for any purpose whatsoever; (6) Purchaser hereby waives any and all objections to or complaints directed to or against Seller with respect to the condition, valuation or utility of the Property, and (7) except as expressly set forth in Section 8 of this Agreement, it is understood and agreed that Seller is not making and has not at any time made any warranties or representations of any kind or character, expressed or implied, with respect to the Property, including, but not limited to, any warranties or representations as to habitability, merchantability, fitness for a particular purpose, title (other than Seller’s limited warranty of title to be set forth in the deed), zoning, tax consequences, latent or patent physical or environmental condition, utilities, operating history or projections, valuation, governmental approvals, the compliance of the Property with governmental laws, the truth, accuracy or completeness of the Existing Data or any other information provided by or on behalf of Seller to Purchaser, or any other matter or thing regarding the Property. Purchaser and Seller agree that the provisions of this Section 7(E) shall survive the Closing.

8. Covenants and Representations of Seller.

A. In order to induce Purchaser to enter into this Agreement, Seller covenants, represents and warrants to the Purchaser as follows:

(1)	The party executing this Agreement on behalf of Seller has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Seller pursuant hereto, and all required action and approvals therefore have been fully taken and obtained. The individuals signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. This Agreement and all documents to be executed pursuant hereto by Seller are and shall be binding upon and enforceable against Seller in accordance with their respective terms.

(2)	Seller has not received any written notice of claims, causes of action or other litigation or proceedings pending or threatened in respect to the ownership or operation of the Property, or any part thereof, including disputes with tenants, mortgagees, governmental authorities, utilities, contractors, adjoining land owners and suppliers of goods or services.

(3)	Seller has not received any written notice of any violations of any laws, ordinances, rules, regulations or orders with respect to zoning, subdivisions and building requirements, fire safety, pollution, or health and environmental laws in respect to the Property.

(4)	Seller has not received any written notice of any: (i) pending or threatened condemnation of any part of the Property, (ii) widening, change of grade or limitation on use of streets abutting the Property, (iii) special tax or assessment to be levied against the Property, or (iv) change in the zoning classification of the Property other than as contemplated by Purchaser.

(5)	Except as set forth in any environmental report delivered to Purchaser, Seller has received no written notice of and has no Knowledge of any Hazardous Materials (as hereinafter defined) that have been deposited, discharged, placed or disposed of at, on, or under the Property in violation of applicable laws, nor to Seller’s Knowledge has any portion of the Property been used as a landfill. Except as set forth in any environmental report delivered to Purchaser, Seller has received no written notice of and has no Knowledge of any underground storage tanks having been located on the Property. For purposes of this Agreement, the terms “hazardous substance” and “release” shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; “Knowledge” of Seller shall mean the actual Knowledge of Rod Johnson, President and Chief Operating Officer of Seller.

(6)	Seller shall notify Purchaser if Seller is notified on or before the Closing Date of any transaction or occurrence related specifically to the Property which would make any of the covenants, representations or warranties of Seller contained in this Paragraph 8.A untrue in any material respect within two (2) business days’ after Seller receives notice of such transaction or occurrence.

9. Covenants and Representations of Purchaser. To induce Seller to execute and deliver and perform this Agreement, Purchaser hereby represents, covenants and warrants to Seller on and as of the date hereof, and on and as of the Closing Date as follows:

A. All representations and warranties of Purchaser appearing in other Paragraphs of this Agreement are true and correct.

B. Purchaser has full capacity, right, power and authority to execute, deliver and perform this Agreement and all documents to be executed by Purchaser pursuant hereto, and all required action and approvals therefore have been duly taken and obtained. The individual signing this Agreement and all other documents executed or to be executed pursuant hereto on behalf of Purchaser is and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto. This Agreement and all documents to be executed pursuant hereto by Purchaser are and shall be binding upon and enforceable against Purchaser in accordance with their respective terms.

C. Purchaser shall notify Seller promptly if Purchaser is notified on or before the Closing Date of any transaction or occurrence related specifically to the Property which would make any of the representations or warranties of Purchaser contained in this Paragraph 9 not true in any material respect.

D. Purchaser shall promptly commence and diligently take all actions reasonably necessary to obtain Preliminary Plat and Engineering Approval and Final Plat and Engineering Approval, and shall seek to maximize the number of attached single-family residences approved by the Village in the Preliminary Plat Approval. Purchaser shall deliver to Seller copies of any signed ordinance granting Preliminary Plat and Engineering Approval, Final Plat and Engineering Approval, and any other documents or correspondence received from the Village or any other governmental authority with respect to the Property, and any applications and correspondence of Purchaser delivered to the Village or any other governmental authority with respect to the Property, within five (5) business days after receipt or delivery of the same, as applicable. In no event shall Purchaser cause any changes to the Plat recorded against the Property or cause the rezoning of the Property prior to Closing.

10. Prorations.

A. General taxes and other similar items shall be adjusted ratably as of the time of Closing. The amount of the current general taxes not then ascertainable shall be adjusted on the basis of 100% of the most recent ascertainable taxes. The parties agree to make such post-closing adjustments and readjustments as may be required due to errors and omissions in the closing adjustments. If information is not available or if the parties agree that it is impracticable to make a particular adjustment on the Closing Date, that adjustment shall be made as soon as practicable after such information is available.

B. Seller shall pay the amount of any stamp tax imposed by state law on the transfer of the title to the Land, and shall furnish a completed Real Estate Transfer Declaration signed by the Seller or the Seller’s agent in the form required pursuant to the Real Estate Transfer Act of the State of Illinois, and shall furnish any declaration signed by the Seller or Seller’s agent, or meet other requirements, as established by any local ordinance with regard to a transfer or transaction tax; such tax required by local ordinance shall be paid by the responsible party designated in any such local ordinance. Any transfer or similar tax imposed by the Village of Mundelein in connection with the transfer of title to the Land shall be paid by the liable party as designated in the applicable ordinance, and if neither party is so designated, the Purchaser shall be liable.

11. Closing Costs. All title charges and expenses of or relating to the Title Policy herein provided for including, but not limited to, commitment fees, recording fees payable in connection with the delivery or recordation of any “release” instrument or document provided in or contemplated by this Agreement, any escrow charges and the cost of the Closing Conference, any charges for any title insurance endorsements, any money lender escrow charges, and the recording fees for the deed and any mortgage documents shall be paid by Purchaser.

12. Damage or Destruction to Property. The provisions of the Uniform Vendor and Purchaser Risk Act of the State of Illinois shall be applicable to this Agreement, except as otherwise provided herein.

13. Condemnation. If, prior to the Closing Date, any judicial, administrative or other proceeding relating to the proposed taking of any material portion of the Property which would interfere with Purchaser’s contemplated development of the Property by condemnation or eminent domain or any act in the nature of eminent domain is instituted or threatened, Seller hereby agrees to furnish Purchaser written notification with respect to any such proceeding or threatened proceeding within seventy two (72) hours of Seller’s receiving written notice of same, and Purchaser shall have the option to terminate this Contract by giving Seller written notice of such termination within ten (10) days after receipt of written notification of any such proceeding or threatened proceeding. Purchaser’s failure to give such notice in such time shall be conclusive evidence that Purchaser has waived such option to terminate and, in such event, Purchaser shall be credited (against the Purchaser Price) or assigned, at closing, all Seller’s rights to any proceeds or award for such taking; provided, however, that Seller may not settle any such proceeding without Purchaser’s prior written consent. Should Purchaser elect to terminate this Contract due to the institution of such proceeding, the Earnest Money and any interest earned thereon shall immediately be returned to Purchaser within twenty (20) days; and thereupon, this Contract shall become null and void, and neither party shall have any further rights or obligations hereunder.

14. Real Estate Brokerage. The parties mutually warrant and represent to the other that neither has authorized any broker to act on its behalf in respect of the transactions contemplated hereby, and that neither has dealt with a broker in connection therewith other than CB Richard Ellis, and the individuals associated therewith, whose commissions shall be paid by Seller at the Closing. Each of the parties shall indemnify and save the other harmless from any claim by any other broker or other person for commissions or other compensation for bringing about the transactions contemplated hereby where such claim is based on the purported employment or authorization of such other broker or other person by such party. Purchaser hereby discloses to Seller that Mark Avis, a principal of Purchaser, is a licensed real estate broker in the State of Illinois.

15. Entire Agreement. It is understood and agreed that all understandings and agreements heretofore had between the parties hereto are merged in this Agreement, the exhibits annexed hereto and the instruments and documents referred to herein, which alone fully and completely express their agreements, and that neither party is relying upon any statement or representation, not embodied in this Agreement, made by the other. Each party expressly acknowledges that, except as expressly provided in this Agreement, the other party and the agents and representatives of the other party have not made, and the other party is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations, or information pertaining to the transactions contemplated hereby.

16. Non-Foreign Affidavit. Seller shall provide Purchaser, on or before the Closing Date, with a non-foreign affidavit (hereinafter referred to as the “FIRPTA Affidavit”) sufficient in form and substance to relieve Purchaser of any and all withholding obligations under federal law, which affidavit shall be in customary form.

17. Modifications. No modification, amendment, discharge or change of this Agreement, except as otherwise provided herein, shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, amendment, discharge or change is sought.

18. Notices. All notices, demands, requests and other communications under this

Agreement shall be in writing and shall be delivered in person, or transmitted by facsimile, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, or sent by reputable overnight delivery service, to the addresses set forth below, or to such other addresses as are specified by written notice delivered in accordance with this Paragraph 18:

If intended for Purchaser:	Mark Avis – President
Avis Investments, Inc.
2515 N. Seminary, Building I
Chicago, Illinois 60614
Phone (312) 401-3448
Fax: (773) 525-3448

With a copy to:	Michael R. Wolfe, Esq.
Berger, Newmark & Fenschel, P.C.
303 West Madison Street, 23rd Floor
Chicago, Illinois 60606
Phone (312) 704-7226
Fax: (312) 704-7215

If intended for Seller:	Roderick G. Johnson
Biologic Systems Corp.
One Bio-logic Plaza
Mundelein, IL 60060
Attn: Rod Johnson
Phone (847) 949-5200
Fax: (847) 949-6031

With a copy to:	Katten Muchin Zavis Rosenman
525 West Monroe Street
Chicago, Illinois 60661-3693
Attn: Douglas L. Noren
Phone: (312) 902-5387
Fax: (312) 577-8737

Notices made as hereinabove provided shall be deemed effectively given on the date delivered if personally delivered, on the date actually received by the facsimile recipient if transmitted by facsimile, on the date delivered if delivered by reputable overnight delivery service, and on the third (3rd) day after deposit in the mails if sent in the mails.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement of any of the provisions thereof.

21. Assignment. Purchaser shall have the right to assign this Agreement, and its rights hereunder to any third party, provided that such assignee shall assume all obligations of Purchaser hereunder, and provided further that Purchaser shall continue to be liable and shall not be discharged of any its duties, obligations and liabilities hereunder.

22. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

23. Partial Invalidity. Seller and Purchaser intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions in this Agreement which is or are not materially related to the liability of the parties hereto or to the conditions to Purchaser’s obligation to consummate the transaction contemplated herein is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent both of Seller and Purchaser that such portion, provisions or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Purchaser and Seller under the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

24. Preliminary and Final Plat and Engineering Approval. Failure to obtain Preliminary Plat and Engineering Approval or Final Plat and Engineering Approval shall not be a condition precedent to Purchaser’s obligation to purchase the Property and pay the Purchase Price to Seller pursuant to the terms of this Agreement.

25. Time for Performance. Time is of the essence of this Agreement. In the event the time for performance hereunder falls on a Saturday, Sunday or legal holiday, the time for performance shall be the next day that is not a Saturday, Sunday, or legal holiday.

26. Default.

A. Seller and Purchaser agree that, in the event of a default by either party, the other party shall, prior to taking any such action as may be available to it, provide written notice to the defaulting party stating the default and giving the defaulting party seven (7) days to cure. If the default shall not be cured within the cure period aforesaid, then the party giving such notice shall be permitted to avail itself of any remedies to which it may be entitled under this Agreement.

B. Except as otherwise specifically provided in this Agreement, in the event the purchase and sale of the Property pursuant to this Agreement is not closed and consummated through default by Purchaser, then Seller shall retain the Earnest Money, as applicable, as the full and only liquidated damages for such default of Purchaser and as the sole remedy of Seller for any such default by Purchaser, it being acknowledged and agreed that Seller’s actual damages would be difficult (if not impossible) to ascertain, and thereupon neither of the parties hereto shall have any rights, duties, obligations, or liabilities hereunder whatsoever. Purchaser agrees to cooperate fully in relation to Seller obtaining such Earnest Money. In the event of a default by Seller hereunder, Purchaser may, notwithstanding anything to the contrary contained herein, as its sole and exclusive right and remedy against Seller on account of such default, either: (i) terminate this Agreement and receive a refund of all of the Earnest Money and the Earnest Money Interest, and recover from Seller the amount of Purchaser’s actual, reasonable, and substantiated out-of-pocket expenses arising out this Agreement not to exceed Forty Thousand Dollars ($40,000.00); or (ii) pursue an action against Seller for specific performance. Notwithstanding anything to the contrary contained herein, except as provided in Paragraph 26(b)(i), Purchaser hereby expressly waives any rights to seek or pursue money damages against Seller under any circumstances. The terms of this Paragraph shall survive the termination of this Agreement notwithstanding anything contained in this Agreement to the contrary.

27. Professional Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party rising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees, accounting and any other professional fees resulting therefrom.

28. Waivers. No waiver or consent permitted or contemplated by this Agreement shall be effective or binding on any of the parties hereto unless the same is in writing and delivered and received from one party to the other.

29. Possession. Possession of the Property shall be delivered by Seller to Purchaser on the Closing Date.

30. Survival. The representations, warranties, and agreements which are contained in this Agreement shall survive Closing for a period of ninety (90) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing. In no event shall the liability of Seller for a breach of any representations, warranties or agreements of Seller exceed One Hundred Thousand Dollars ($100,000).

31. Execution. Purchaser is executing this Agreement as of the date described below next to Purchaser’s signature (hereinafter referred to as the “Purchaser Execution Date”). In the event that Purchaser does not actually receive in hand from Seller a fully executed original or copy of this Agreement within thirty (30) days from the Purchaser Execution Date, then the Purchaser’s offer described in this Agreement shall be deemed rescinded and revoked without the necessity of further documentation and this Agreement shall be void.

32. Patriot Act. Purchaser hereby makes the representations, warranties and covenants that as to the “Patriot Act” as set forth in Exhibit “C” attached hereto and made a part hereof.

33. Cooperation. Subject to the requirements of Paragraph 7 hereof, Seller and Purchaser both hereby agree that prior to Closing, from time to time and upon the reasonable request of the other party, they will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged or delivered (A) all further acts or documents as may be reasonably required to enable Purchaser to pursue, at no cost to Seller (i) the rezoning at or after Closing of the Property to Purchaser’s intended use; and (ii) subdivision and engineering approvals from the Village, and (B) any access, utility, surface drainage and similar easements reasonably requested and required by either party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date set forth above.

PURCHASER:		SELLER:

AVIS INVESTMENTS, INC., an Illinois corporation		BIO-LOGIC SYSTEMS CORPORATION a Delaware corporation

By:	/s/ Mark Avis	By:	/s/ Roderick G. Johnson
	Mark Avis, its President	Its:	President and COO

EXHIBIT A TO

REAL ESTATE PURCHASE AGREEMENT

BY AND BETWEEN AVIS INVESTMENTS, INC., (“PURCHASER”) and

BIOLOGIC SYSTEMS CORP., (“SELLER”)

Legal Description

To be attached.

EXHIBIT B TO

REAL ESTATE PURCHASE AGREEMENT

BY AND BETWEEN AVIS INVESTMENTS, INC., (“PURCHASER”) and

BIOLOGIC SYSTEMS CORP., (“SELLER”)

Permitted Exceptions

A. Liens for taxes not yet due and payable.

B. Easements, rights-of-way and such other title-related matters appearing on the Title Commitment and not objected to by Purchaser prior to the expiration of the Title Examination Period.

EXHIBIT C TO

REAL ESTATE PURCHASE AGREEMENT

BY AND BETWEEN AVIS INVESTMENTS, INC., (“PURCHASER”) and

BIOLOGIC SYSTEMS CORP (“SELLER”)

Patriot Act

All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated herein.

(1) Purchaser hereby represents and warrants that Purchaser and each and every “person” or “entity” affiliated with Purchaser or that has an economic interest in Purchaser or that has or will have an interest in the transaction contemplated by this Agreement or in any property that is the subject matter of this Agreement or will participate, in any manner whatsoever, in the purchase of the Property, is:

(a) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224;

(b) in full compliance with the requirements of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”);

(c) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Rules and available to Seller for Seller’s review and inspection during normal business hours and upon reasonable prior notice;

(d) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Rules;

(e) not listed as a Specially Designated Terrorist or as a blocked person on any lists maintained by the OFAC pursuant to the Patriot Rules or any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of the OFAC issued pursuant to the Patriot Rules or on any other list of terrorists or terrorist organizations maintained pursuant to the Patriot Rules;

(f) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Rules; and

(g) not owned or controlled by or now acting and or will in the future act for or on behalf of any person or entity named in the Annex or any other list promulgated under the Patriot Rules or any other person who has been determined to be subject to the prohibitions contained in the Patriot Rules.

(2) Purchaser covenants and agrees that in the event Purchaser receives any notice that Purchaser or any of its beneficial owners or affiliates or participants become listed on the Annex or any other list promulgated under the Patriot Rules or indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller and, in such event, this Agreement shall automatically be deemed terminated, in which event all Earnest Money shall be returned to Purchaser and the parties shall have no further rights or obligations under this Agreement, except for those rights, liabilities or obligations that survive a termination of this Agreement.